Exhibit 1

                            STOCK PURCHASE AGREEMENT


          THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made and entered into as of August 14, 1998, by and between George Crouse (the "Buyer") and TJS Partners, L.P. (the "Seller").

          BACKGROUND. The Buyer desires to purchase, and the Seller desires to sell, 881,550 shares of common stock, par value $.01 per share of TransFinancial Holdings, Inc., a Delaware corporation ("TFH") held by the Seller at the time of the closing of this Agreement (the "Shares"). The parties desire that the transaction be accomplished as stated herein, in accordance with their respective representations, warranties, and agreements, subject to the conditions contained herein.

                                   AGREEMENTS

          NOW, THEREFORE, in consideration of the covenants, representations, warranties, and agreements herein contained, and for other good and valuable consideration, the parties agree as follows:

          1. PURCHASE AND SALE. Subject to the terms and conditions of this Agreement, the Buyer hereby agrees to purchase from the Seller, and the Seller agrees to sell to the Buyer, free and clear of adverse claims, the Shares.

          2. ESCROW. The Seller is concurrently delivering to Scudder Law Firm P.C., a Nebraska professional corporation ("Escrowee"): (i) stock certificates representing the Shares accompanied by stock powers executed in blank with medallion signature guarantee (collectively, the "Certificates") and (ii) an irrevocable proxy with respect to the Shares granting Buyer the sole right to vote and give stockholder consent for the period from the date hereof until the earlier of (y) the Closing or (z) the termination of this Agreement pursuant to
Section 5(c) hereof (the "Proxy"). Both the Certificates and the Proxy are to be held in accordance with the terms of that certain Escrow Agreement dated as of August 14, 1998 among the Buyer, the Seller and Escrowee (the "Escrow Agreement").

          3. PURCHASE PRICE. The purchase price of the Shares shall be $8,044,143.75 (the "Purchase Price"), and shall be payable in cash by wire transfer of immediately available funds to the Seller.

          4. EXPENSES. At Closing (as defined in section 5), Buyer shall deliver to Seller the sum of $200,000 (the "Expense Allowance") payable in cash by wire transfer of immediately available funds for all expenses incurred by Seller in connection with the transactions contemplated by this Agreement.

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          5. CLOSING.

                  (a) The closing (the "Closing") of the transactions contemplated by this Agreement shall occur contemporaneously with the payment by TFH to the Buyer for the resale of the Shares by Buyer to TFH, as required pursuant to the terms of the Stock Purchase Agreement dated as of August 14, 1998 by, and among TFH and the Buyer and the other sellers thereunder (the "TFH Agreement").

                  (b) If the Closing is to occur prior to September 30, 1998, Buyer shall provide to Seller two (2) business days prior notice of the date of the Closing. In connection with the Closing, Buyer shall direct TFH to make payment of the Purchase Price for the Shares and Expense Allowance to Escrowee and, in accordance with the Escrow Agreement, upon receipt of such payment, Escrowee shall deliver the Certificates to the Buyer so that the transactions contemplated by the TFH Agreement may be completed.

                  (c) The Buyer and the Seller agree that if the Closing shall not have occurred by 5:30 p.m. New York time on September 30, 1998, then this Agreement shall automatically terminate and become null and void at the option of either party by giving notice to the other party, and in such event, the Escrowee shall return to the Seller the Certificates as soon as practicable thereafter.

          6. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to the Seller that Buyer has full right, power, and authority to execute and deliver this Agreement and to consummate and perform the transactions contemplated hereby and that it has provided Seller a true and correct copy of the TFH Agreement. In addition, the execution and delivery of this Agreement by the Buyer does not, and the performance of this Agreement by the Buyer will not (i) violate or conflict with any existing law or any judgment which is applicable to the Buyer, or (ii) conflict with, result in a breach of, constitute a default under, result in acceleration of, create in any person the right to accelerate, terminate, modify, or cancel, or require any notice under any contract to which the Buyer is a party or by which he is otherwise bound. Finally, this Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

          7. REPRESENTATIONS AND WARRANTIES OF THE SELLER. The Seller represents and warrants to Buyer that Seller will transfer to Buyer valid and marketable title to the Shares free and clear of all liens, claims, and encumbrances of any kind of character. In addition, Seller has the full right, power, and authority to execute and deliver this Agreement and to consummate and perform the transactions contemplated hereby and that the execution and delivery of this Agreement by Seller does not, and the performance of this Agreement by Seller will not (i) violate or conflict with any existing law or any judgment that is applicable to Seller, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any person the right to accelerate, terminate, modify, or cancel, or require any notice under the limited partnership agreement, or other charter documents, or any securities of Seller or its general partner or any contract to which Seller or its general partner is a party or by which it is otherwise bound. Finally, this Agreement has been duly executed and delivered by the Seller and constitutes its legal, valid, and binding obligation, enforceable in accordance with its terms.

          8. COVENANTS.

                  (a) Buyer covenants that Buyer will and will cause the other sellers under the TFH Agreement to perform all of their obligations thereunder and to use Buyer's and the other sellers' best efforts to seek performance by TFH under the TFH Agreement and to enforce any provisions under the TFH Agreement which relate to the resale of the Shares from the Buyer to TFH contemporaneously with the Closing of the sale of the Shares from Seller to Buyer hereunder.

                  (b) Buyer further agrees not to modify, amend or terminate, or permit any of the other sellers to modify, amend or terminate the TFH Agreement without the prior written consent of Seller.

                  (c) Seller agrees to cooperate in all reasonable respects to facilitate the consummation of the transactions contemplated by this Agreement, the Escrow Agreement and the TFH Agreement.

          9. CONCURRENT CONDITION TO THE ENFORCEMENT OF THIS AGREEMENT. It is contemplated that contemporaneously with Closing, Buyer shall consummate the transactions contemplated by the TFH Agreement whereby Buyer shall sell, and TFH shall purchase, the Shares. The contemporaneous consummation of the transactions contemplated by the TFH Agreement is a condition to the enforcement of this Agreement.

          10. JUNE 30, 1998 AGREEMENT. Buyer and Seller agree that the June 30, 1998 Stock Purchase Agreement by and among the Seller and the stockholders of TFH listed on the signature page thereto (the "Original Agreement") shall be null and void and shall have no further force or effect. Buyer represents that he is authorized to terminate the Original Agreement on behalf of all of the signators to the Original Agreement other than Seller hereunder.

          11. COSTS AND EXPENSES; FEES. Each party shall be solely responsible for and bear all of its own respective expenses incurred at any time in connection with pursuing or consummating this Agreement and the transactions contemplated by this Agreement, including, but not limited to, fees and expenses of legal counsel, accountants, and other facilitators and advisors, except as provided in Section 4 hereunder.

          12. SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS. The covenants, agreements, representations, and warranties of the Buyer and Seller contained in this Agreement or in any document delivered or in connection herewith shall survive the Closing, unless this Agreement shall be terminated in accordance with Section 5(c) hereunder.

          13. COMPLETE AGREEMENT, ETC. This Agreement sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby, and any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement. It shall not be amended or modified except by written instrument duly executed by each of the parties hereto.

          14. WAIVER. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party.

          15. COOPERATION. Subject to the terms and conditions herein provided, the parties hereto shall use their best efforts to take, or cause to be taken, such action, to execute and deliver or cause to be executed and delivered, such additional documents and instruments, and to do, or cause to be done, all things necessary, proper, or advisable under the provisions of this Agreement and under applicable law, to consummate and make effective the transactions contemplated by this Agreement.

          16. COUNTERPARTS. This Agreement may be executed in any number of counterparts and any party hereto may executed any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by the parties. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

          17. CONFIDENTIALITY. The parties shall keep the existence and terms of this Agreement confidential until such time as disclosure is required by applicable law.

          18. NOTICES. Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by any party to any other party shall be in writing and shall be deemed to have been given (a) if mailed, at the time when mailed in any general or branch office of the United States Postal Service, enclosed in a registered or certified postage-paid envelope, (b) if sent by facsimile transmission, when so sent and receipt acknowledged by an appropriate telephone or facsimile receipt or (c) if sent by other means, when actually received by the party to which such notice has been directed, in each case at the respective addresses or numbers set forth below or such other address or number as such party may have fixed by notice:

                  If to Sellers, addressed to:

                  TJS Partners, L.P.
                  115 East Putnam Avenue
                  Greenwich, CT 06830
                  Facsimile: (203) 629-9594

                  If to Buyer, addressed to:

                  Scudder Law Firm P.C.
                  Attn: Mark Scudder
                  411 S. 13th Street, Suite 200
                  Post Office Box 81277
                  Lincoln, Nebraska 68508
                  Facsimile: (402) 435-3223

                         [Remainder of page intentionally left blank]

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          IN WITNESS WHEREOF, the parties hereto have duly executed this Stock
Purchase Agreement as of the date first written.


SELLER:

TJS Partners, L.P.

By: TJS Management, L.P., as
          General Partner

By:  /s/ T.J. Salvatore
 ---------------------------------
T.J. Salvatore, as General Partner


BUYER

/s/ George Crouse
By Earl H. Scudder his attorney-in-fact
---------------------------------------
George Crouse